FILE NO. 333-120737
FILED UNDER RULE 424(b)(3)

PROSPECTUS SUPPLEMENT

To Prospectus dated November 24, 2004

UNIVERSAL DISPLAY CORPORATION

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     This prospectus supplement supplements the prospectus dated November 24, 2004, relating to the resale of up to 1,744,254 shares of our common stock, par value $.01 per share, by certain of our shareholders. The prospectus was filed as part of our Registration Statement on Form S-3 (No. 333-120737).

     No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this prospectus supplement or the prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us or the selling shareholders. This prospectus supplement and the prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.

     Since the date of the prospectus, Paradigm Group II, LLC, a selling shareholder named in the “Selling Shareholders” table in the prospectus, has transferred warrants to purchase an aggregate of 39,132 shares of our common stock to the Sheldon Drobny Retirement Plan (the “Transferee”), an entity that was not named as a selling shareholder in the prospectus. The Transferee has requested that it be included in the prospectus as a selling shareholder of the transferred shares. Accordingly, the “Selling Shareholders” table of the prospectus is supplemented by the information in the table below to include the shares that were transferred to the Transferee, as indicated below. The total number of shares of our common stock offered by the prospectus, as supplemented by this prospectus supplement, remains unchanged.

Name of Selling Shareholder	Number of Shares Beneficially Owned Before Offering(1)	Maximum Number of Shares Being Offered	Beneficial Ownership After Resale of Shares
			Number of Shares	Percent

Sheldon Drobny Retirement Plan	189,132	39,132	150,000	*

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(1)	Consists entirely of shares of common stock that may be acquired immediately upon exercise of warrants held by the Sheldon Drobny Retirement Plan.

*	Less than 1%.

December 10, 2004

FILE NO. 333-50990
FILED UNDER RULE 424(b)(3)

PROSPECTUS SUPPLEMENT

To Prospectus dated May 9, 2001

UNIVERSAL DISPLAY CORPORATION

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     This prospectus supplement supplements the prospectus dated May 9, 2001, relating to the resale of up to 612,808 shares of our common stock, par value $.01 per share, by certain of our shareholders. The prospectus was filed as part of our Registration Statement on Form S-3 (No. 333-50990).

     No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this prospectus supplement or the prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us or the selling shareholders. This prospectus supplement and the prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.

     Since the date of the prospectus, Paradigm Group, LLC, a selling shareholder named in the “Selling Shareholders” table in the prospectus, has transferred warrants to purchase an aggregate of 150,000 shares of our common stock to the Sheldon Drobny Retirement Plan (the “Transferee”), an entity that was not named as a selling shareholder in the prospectus. The Transferee has requested that it be included in the prospectus as a selling shareholder of the transferred shares. Accordingly, the “Selling Shareholders” table of the prospectus is supplemented by the information in the table below to include the shares that were transferred to the Transferee, as indicated below. The total number of shares of our common stock offered by the prospectus, as supplemented by this prospectus supplement, remains unchanged.

Name of Selling Shareholder	Number of Shares Beneficially Owned Before Offering(1)	Maximum Number of Shares Being Offered	Beneficial Ownership After Resale of Shares
			Number of Shares	Percent

Sheldon Drobny Retirement Plan	189,132	150,000	39,132	*

_______________

(1)	Consists entirely of shares of common stock that may be acquired immediately upon exercise of warrants held by the Sheldon Drobny Retirement Plan.

*	Less than 1%.

December 10, 2004